AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 2023

Registration No. 333-264512

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1 to FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bunge Limited

(Exact name of registrant as specified in its charter)

Bermuda	98-0231912
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

Bunge Limited Finance Corp.

(Exact name of registrant as specified in its charter)

Delaware	26-002-1554
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

Bunge Finance Europe B.V.

(Exact name of registrant as specified in its charter)

Netherlands	98-0339100
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

1391 Timberlake Manor Parkway
Chesterfield, Missouri, 63017
(314) 292-2000
(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bunge Global SA

1391 Timberlake Manor Parkway

Chesterfield, Missouri, 63017

Attention: Lisa Ware-Alexander

Vice President, Deputy General Counsel, Corporate Secretary, Chief Compliance & Ethics Officer

(314) 292-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert A. Profusek

Joel T. May

Jones Day

1221 Peachtree St N.E., Suite 400

Atlanta, Georgia 30361

(404) 581-8967

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Securities

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement (No. 333-264512) (the “Registration Statement”), pertaining to the “shelf” registration of an indeterminate number of common shares and preference shares (collectively, the “Equity Securities”) of Bunge Limited (“Bunge Limited”), debt securities (the “Debt Securities”) of each of Bunge Limited Finance Corp. and Bunge Finance Europe B.V., and guarantees of Bunge Limited (collectively, together with the Equity Securities and Debt Securities, the “Securities”) which has been previously filed with the Securities and Exchange Commission (the “Commission”), to deregister any and all Securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

On October 31, 2023, Bunge Limited received approval from the Supreme Court of Bermuda of a Scheme of Arrangement under Bermuda law (the “Scheme of Arrangement”) that would change the place of incorporation of the ultimate parent company of Bunge Limited and its subsidiaries from Bermuda to Switzerland (the “Redomestication”). The Scheme of Arrangement became effective upon receipt of the court approval and the filing of such approval with the Bermuda Registrar of Companies on October 31, 2023.

As a result of the Redomestication, any offerings of the Securities pursuant to the Registration Statement have been terminated. This Post-Effective Amendment is being filed to terminate the effectiveness of the Registration Statement and remove from registration all Securities previously registered but unsold under the Registration Statement as of the effective time of the Redomestication. In accordance with undertakings made by the registrants in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities registered under the Registration Statement that remain unsold at the termination of the offering, the registrant hereby removes from registration the Securities registered but unsold under the Registration Statements, if any.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri, on the 1st of November, 2023.

BUNGE LIMITED
By:	/s/ John W. Neppl
	Name:	John W. Neppl
	Title:	Executive Vice President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri, on the 1st of November, 2023.

BUNGE LIMITED FINANCE CORP.
By:	/s/ Rajat Gupta
	Name:	Rajat Gupta
	Title:	President and Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri, on the 1st of November, 2023.

BUNGE FINANCE EUROPE B.V.
By:	/s/ Rajat Gupta
	Name:	Rajat Gupta
	Title:	President and Director

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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